Exhibit 99.1

Contact:	Brett D. Heffes
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES CASH DIVIDEND

Minneapolis, MN (October 29, 2014)  —  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a cash dividend to shareholders.  The quarterly dividend of $0.06 per share will be paid December 1, 2014 to shareholders of record on the close of business on November 12, 2014.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business.  At September 27, 2014, there were 1,070 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Music Go Round® and Style Encore®.  An additional 104 retail franchises have been awarded but are not open.  In addition, at September 27, 2014, the Company had a lease portfolio of $43.2 million.